LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
regabnotifications@bear.com

LaSalle Bank National Association
135 South LaSalle Street, Suite 1511
Chicago, Illinois 60603

Re:           SACO I Trust 2007-2

Reference is made to the Pooling and Servicing Agreement dated as of February 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Seller and Company, LaSalle Bank National Association, as Securities Administrator, and Citibank, N.A., as Trustee.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Master Servicer and Securities Administrator hereby certify that:

1.  A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Securities Administrator under the Agreement has been made under my supervision; and

2.  To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Securities Administrator

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President